Exhibit 99.1

KINGSWAY ANNOUNCES RECEIPT OF FURTHER EXTENSION FROM NYSE

Itasca, Illinois (March 16, 2020) - (NYSE: KFS) Kingsway Financial Services Inc. (“Kingsway” or the “Company”) today announced that the New York Stock Exchange (“NYSE”) granted the Company an additional extension through April 17, 2020 to become current with all of its periodic Securities and Exchange Commission (“SEC”) filings. The NYSE will continue the listing of the Company’s common stock during such time; however, the additional extension period and continued listing of the Company’s common stock is subject to ongoing reassessment by the NYSE. The NYSE also informed Kingsway that in the event it does not file its Quarterly Reports on Form 10-Q for the periods ended March 31, 2019, June 30, 2019, and September 30, 2019, respectively, and any subsequent delayed filings with the SEC by April 17, 2020, the NYSE will move forward with the initiation of suspension and delisting procedures. At this time, the Company expects to file all of its delinquent SEC filings prior to the expiration of the extension period.

About the Company

Kingsway is a holding company that owns or controls subsidiaries primarily in the extended warranty, asset management and real estate industries. The common shares of Kingsway are listed on the New York Stock Exchange under the trading symbol “KFS.”

Forward-Looking Statements

This press release and/or the Letter may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements; however, the absence of any such words does not mean that a statement is a not a forward-looking statement. Such forward-looking statements relate to future events or future performance but reflect Kingsway management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Additional Information

Additional information about Kingsway, including a copy of its 2018 Annual Report and filings on Forms 10-Q and 8-K, can be accessed on the Canadian Securities Administrators’ website at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission’s website at www.sec.gov or through the Company’s website at www.kingsway-financial.com.